Contents
To Our Shareholders	3
Financial and Operational Discussion	10
Earnings Webcast and Conference Call	15
Statements of Operations	16
Investor Notice	19
Forward-Looking Statements	19

Key Highlights

Revenues decreased 27% to $174.9 million
IN Q2 2026
from $238.5 million in Q2 2025.

Net income (loss) decreased to ($611.3 million)
IN Q2 2026
from $808.2 million in Q2 2025.

Adjusted EBITDA decreased to ($360.9 million)
IN Q2 2026
compared to $1.2 billion in Q2 2025.

Cost/petahash per day decreased by 4%
IN Q2 2026
from Q2 2025.

Energized hashrate ("EH/s") increased 22%
TO 70.3 EH/S IN Q2 2026
from 57.4 EH/s in Q2 2025.

Bitcoin holdings decreased 29%
TO 35,577 BTC (C. $2.1B)
Including 9,270 BTC loaned or pledged as collateral as of June 30, 2026.

Total blocks won increased 1% to 700
IN Q2 2026
from 694 in Q2 2025.

Purchased energy cost per BTC was $38,690
IN Q2 2026
for our owned sites.

Cost per kWh: $0.04
FOR Q2 2026.

Mined 2,422 BTC
IN Q2 2026.
No BTC was purchased in Q2 2026
        SHAREHOLDER LETTER Q2 2026                                                                                                                3

To Our Shareholders
Artificial intelligence is no longer constrained by capital
alone. It is constrained by power. That simple reality is
reshaping the economics of digital infrastructure.
Capital is abundant. Power-ready sites are scarce. The
challenge is no longer attracting investment, it is
securing energized, permitted power and transforming it
into compute. We believe that the companies that
control power, not simply capital, will define the next
generation of compute.
This is the business MARA is building.
"These AI data centers
are going to require
more power than
anything we could ever
have imagined . . . We
don't have enough
power in the G7."
- Larry Fink, CEO BlackRock

We are an owner, developer, and operator of digital infrastructure, vertically integrated across power, land, and compute. We do not sell electrons. We convert them into higher-value compute or make that infrastructure available to customers. What separates MARA from peers is that we already have what most are still trying to secure: active utility-scale power, a decade of operating experience at scale, and disciplined capital allocation.
Our evolution into AI infrastructure is not a departure from our past. It is the natural progression of what we have built.
For nearly a decade, we have developed and operated one of the world's largest Bitcoin mining platforms with 19 data centers across four continents. That experience has enabled us to assemble strategic power and land assets, develop expertise in large-scale distributed computing, build relationships across the energy and infrastructure ecosystem, and establish the disciplined capital allocation framework that guides our business today.
        SHAREHOLDER LETTER Q2 2026                                                                                                                4
Those capabilities are increasingly valuable in the AI sector where access to power is the defining constraint on AI deployments.
The second quarter marked another important step in our evolution. We continued to advance the
Long Ridge transaction and are currently awaiting FERC approval. Subsequent to quarter-end, we secured the rights to a 2 GW powered land site in Matagorda County, Texas — an acquisition that, upon ERCOT and interconnect approvals, would more than double our powered land portfolio.
Together, these actions are expected to expand our power portfolio up to 4.8 GW, establishing one of the largest powered land portfolios in the industry. We believe this platform positions us to create significant long-term shareholder value.

Peer Power Capacity Comparison (GW)
Peer A
~5.8 GW
MARA
1.9 GW
2.0 GW Matagorda, TX1
1.0 GW LR2
~4.8 GW
Peer B
~4.2 GW
Peer C
~3.8 GW
Peer D
~2.2 GW
Peer E
~1.8 GW
Peer F
~1.7 GW

Source: Public Company reports.
1.Site power capacity of up to 2,000 MW secured via a definitive agreement; subject to FERC and interconnect approval.
2.Includes MARA’s existing capacity at Hannibal and expanded grid and onsite generation capacity (active permits for both).
As our strategy has evolved, our focus has become clearer.
MARA operates an integrated digital infrastructure platform built around power, land, and compute.
Digital Infrastructure is our primary growth focus. Exaion and our technology initiatives provide targeted capabilities that can help us serve specialized customer needs, improve infrastructure utilization, and extend the value of our core assets.
We manage these capabilities as part of one integrated platform and allocate capital across them based on expected returns, customer demand, execution risk, and their contribution to long-term shareholder value.
Digital Infrastructure
Demand for AI infrastructure continues to accelerate, but the supply of power-ready sites is not keeping pace.
        SHAREHOLDER LETTER Q2 2026                                                                                                                5
The four largest hyperscalers alone are expected to invest approximately $725 billion in AI infrastructure during 2026, with annual capital expenditures projected to exceed $1 trillion by 2027. At the same time, U.S. data center electricity demand is expected to increase from approximately 31 gigawatts in 2025 to 41 gigawatts in 2026 before reaching 66 gigawatts in 2027, while new power generation and transmission continue to lag demand. The result is a growing premium on existing energized infrastructure. (Goldman Sachs Commodities Research, May 2026)
Against that backdrop, our objective is straightforward: own scarce powered assets and maximize their long-term value.
Our recent agreement to acquire rights to a strategically located powered site in Matagorda County,
Texas, is expected to add approximately two gigawatts in one of the country's most attractive markets, subject to ERCOT and interconnect approvals. Just as importantly, we expect it will provide sufficient wholly owned capacity to complete our transition away from hosted mining as existing agreements expire, increasing operational control, improving unit economics, and giving us greater flexibility in how we allocate capital.
The pending acquisition of Long Ridge is equally important. We believe this transaction will transform our existing Hannibal campus by adding adjacent land while immediately contributing positive
EBITDA upon closing. With more than 70% of its power output contracted under long-term agreements, we expect Long Ridge will enhance our earnings profile while significantly expanding our
AI infrastructure opportunity.
Together, these acquisitions reflect the investment philosophy that guides our infrastructure strategy.
We seek to acquire scarce powered assets, enhance their strategic value, develop high-quality digital infrastructure, and secure long-term customers. As our mining sites convert into AI/HPC campuses, we expect they will become durable cash-flow generators that can remain in our portfolio or be monetized, allowing us to recycle capital into future opportunities. This approach resembles institutional infrastructure investing more than traditional data center development.
        SHAREHOLDER LETTER Q2 2026                                                                                                                6
We measure success not simply by the number of megawatts we develop, but by the long-term value we create from every megawatt we own.
Speed. Certainty. Reliability.
These principles define how we invest, how we build, and how we aim to serve customers.
Speed, because customers cannot wait years for power to become available. Our portfolio of energized sites allows us to deliver earlier in-service dates than many competing developments that are still beginning the power procurement and interconnection process, giving prospective customers access to capacity sooner.
Certainty, because digital infrastructure must be delivered on time, on budget, to specification, and with disciplined capital allocation. Our development strategy, relationships with utilities and equipment providers, and partnership with Starwood will provide customers with confidence that projects will be executed efficiently while allowing us to scale with proportional capital support from
Starwood.
Reliability, because mission-critical AI infrastructure requires trusted partners with proven operational expertise. MARA has spent years designing, owning, and operating large-scale compute infrastructure, while Starwood contributes engineering, procurement, construction, and development capabilities backed by more than seven gigawatts of delivered infrastructure for many of the world’s leading hyperscalers and frontier AI companies. Together, we offer prospective customers a combination of operational experience and development expertise that few competitors can match.
Commercial momentum across the portfolio continues to build. Our objective is to build a diversified customer base across hyperscalers, AI-native cloud providers, silicon vendors, and enterprise customers — balancing credit quality, returns, and long-term portfolio value. Working alongside
Starwood, lease discussions are progressing across multiple sites, and we remain confident in our ability to sign at least one lease before year-end. Our objective is not simply to sign tenants, but to establish long-term customer relationships that maximize the value of our infrastructure for decades to come.
We believe our combination of scarce powered assets, speed, certainty, reliability, capital efficiency, strategic partnerships, and proven operating expertise positions MARA to become one of the industry’s leading digital infrastructure companies.
Exaion
Owning power is only part of the opportunity.
As AI moves from experimentation into mission-critical operations, enterprises are looking beyond traditional public cloud for infrastructure with greater control, security, and flexibility — where data governance, regulatory compliance, and operational resilience have become as important as compute performance. This shift is creating a growing market for sovereign AI infrastructure.
        SHAREHOLDER LETTER Q2 2026                                                                                                                7
Exaion provides enterprises with private AI cloud infrastructure that allows customers to deploy advanced AI workloads while maintaining control over their infrastructure, their data, and their operations. As a European company, Exaion is positioned to serve customers whose technical sovereignty requirements demand infrastructure governed under European jurisdiction, a meaningful competitive advantage as enterprises and public-sector organizations increasingly prefer providers operating within the EU regulatory framework.  For organizations in critical infrastructure, regulated industries, and government-adjacent services, sovereignty is no longer a preference, it is becoming a requirement. Today, approximately 80% of enterprise data still resides outside the public cloud, representing a significant opportunity as organizations modernize existing infrastructure for AI.
Exaion enters this market with credibility. It operates the critical infrastructure supporting EDF's nuclear reactor operations, one of Europe's most demanding enterprise computing environments, demonstrating the company’s ability to deliver secure, resilient infrastructure for customers where operational reliability is non-negotiable.
Exaion's selection to participate in the AION Consortium, a European Union-backed initiative targeting approximately three gigawatts of AI-ready data center capacity, further validates both its technical capabilities and strategic positioning.
Technology Initiatives
Building and operating large-scale compute infrastructure has generated more than digital assets. It has created intellectual property that we are now beginning to commercialize outside MARA.
As the operator of one of the world’s largest distributed compute platforms, MARA has developed deep expertise in power management, infrastructure optimization, and digital asset management.
What began as solutions built to improve our own operations are increasingly becoming commercial products, allowing us to leverage our operational expertise to serve the broader industry. Vertebr.AI, our intelligent power optimization platform, continuously manages power allocation and infrastructure performance in real time. As power becomes an increasingly scarce and valuable resource, we believe the opportunity extends well beyond Bitcoin mining. AI data centers, independent power producers, and other energy-intensive industries can use the same technology to maximize infrastructure utilization, improve operational efficiency, and lower operating costs.
Hashrate Under Management (HUM) is our blockchain financial infrastructure platform. While this is the first time we are discussing the platform publicly, we do so from a position of demonstrated commercial traction rather than future potential, reflecting a broader objective of leveraging software and financial infrastructure to create higher value services around digital assets.
Together, HUM and Vertebr.AI reinforce our broader investment philosophy: every innovation should increase the value of the infrastructure we own, and create value for customers as well.
        SHAREHOLDER LETTER Q2 2026                                                                                                                8
Bitcoin Mining
Today, Bitcoin mining represents the core of MARA's business.
For more than a decade, Bitcoin mining has been the foundation upon which we built our company. It enabled us to acquire strategic power assets, develop expertise operating large-scale compute infrastructure, and establish the disciplined capital allocation framework that guides our business today.
In many respects, Bitcoin mining was never the destination. It was the foundation.
Today, mining continues to play an important strategic role within MARA's broader platform.
First, it generates cash flow that supports investment across our business while maintaining one of the industry's lowest cost structures.
Second, it provides operational flexibility. Mining equipment can be rapidly deployed at newly energized sites, allowing us to immediately monetize power while AI infrastructure is designed, permitted, and constructed. As customer demand develops, those same sites can transition toward higher value AI and high-performance computing workloads without leaving valuable infrastructure underutilized.
Finally, mining continues to serve as one of our greatest sources of operational insight.
The same disciplines that made MARA one of the industry's leading Bitcoin miners, optimizing power consumption, improving compute efficiency, and operating mission-critical infrastructure at scale, directly inform how we build and manage AI infrastructure today.
We remain committed to continuously improving the efficiency of our mining operations through disciplined fleet modernization and intelligent power management. As newer, more efficient hardware replaces older equipment, we continue to increase computing capacity while operating within the same electrical footprint, further improving the economics of our business.
Ultimately, we do not view Bitcoin mining and AI infrastructure as competing businesses.
They are complementary applications of the same underlying asset: power.
Our capital allocation philosophy remains straightforward. Every megawatt should be deployed into its highest-value application. In some markets, that will continue to be Bitcoin mining. In others, it will be AI infrastructure, sovereign cloud, or enterprise computing. Our advantage lies in having the flexibility, expertise, and infrastructure to make those decisions dynamically as market conditions evolve.
That flexibility is one of MARA's greatest competitive strengths and a key driver of long-term shareholder value.
        SHAREHOLDER LETTER Q2 2026                                                                                                                9
Looking Ahead
The first half of 2026 was about expanding and transforming the platform. We expanded our portfolio of powered infrastructure, advanced transformational acquisitions, strengthened our commercial pipeline, and continued investing in the initiatives that will drive MARA's next phase of growth.
The second half of the year is about execution.
Our focus is straightforward: converting infrastructure into long-term shareholder value by signing customers, bringing new assets online, and demonstrating the earnings power of the platform we have spent years assembling. Over the coming months, we expect to complete the acquisition of
Long Ridge, advance lease discussions across our Digital Infrastructure portfolio, expand Exaion's international presence, and commercialize our technology initiatives.
Perhaps most importantly, we expect the investments we have made over the past decade to become increasingly visible in our financial results. The foundation has been built. Our focus now is on monetizing it.
Later this year, we look forward to hosting our Investor Day, where we will provide a deeper look at our strategy, showcase our infrastructure portfolio, and demonstrate how we work across our business to maximize the value of every megawatt we own.
We began this letter by saying that artificial intelligence is no longer constrained by capital. It is constrained by power.
Over the past decade, MARA has assembled one of the industry's largest portfolios of powered digital infrastructure. Today, we are transforming those assets into a platform built to support the next generation of compute.
Bitcoin mining provided the foundation. We believe digital Infrastructure, along with our Exaion and technology initiatives, will expand the value we create from that foundation. Together, they position
MARA to participate across multiple layers of the AI infrastructure value chain while remaining disciplined in how we allocate capital.
Ultimately, our shareholders should judge us not by our vision, but by our execution. The AI infrastructure market is moving quickly, and credibility will be earned by consistently delivering results.
We believe the companies that control power will define the next generation of AI infrastructure.
Our objective is simple: to be among the leaders.
MARA Chairman & CEO
        SHAREHOLDER LETTER Q2 2026                                                                                                                10

Second Quarter Financial and Operational Discussion
Highlights
–Our energized hashrate was 70.3 EH/s,
increasing 22% from 57.4 EH/s as of Q2 2025.
–Revenue was $174.9 million, a decrease of 27%
from $238.5 million in Q2 2025.
–We held 35,577 BTC (including digital assets -
receivable, net) and produced 2,422 BTC at an
average price of $71,325. We sold 2,213 BTC at
an average price of $73,078.
–Total blocks won increased 1% to 700 from 694
in Q2 2025.
–Our cost per kWh was $0.04 for our owned
sites. Purchased energy cost per bitcoin was
$38,690, up from $33,735 in Q2 2025.
–Cost per petahash per day improved 4% to
$27.7 from $28.7 in Q2 2025.
–Net loss was ($611.3 million), or ($1.60) per
diluted share, compared to net income of
$808.2 million, or $1.84 per diluted share, in Q2
2025. Net loss during the quarter includes a
$343.0 million loss related to the fair value of
digital assets.
–Adjusted EBITDA was ($360.9 million),
compared to $1.2 billion in Q2 2025, primarily
due to a decrease in the fair value of our bitcoin
holdings.
–$2.5 billion of combined unrestricted cash and
cash equivalents and BTC (including bitcoin
loaned or pledged as collateral) as of June 30,
2026.
–Loaned 4,742 BTC under our digital asset
management strategy, generating
approximately $4.3 million of interest income
for the quarter.
–We are actively leveraging Exaion's expertise to
broaden our private cloud capabilities while
continuing to integrate the acquisition.
–Progressed the acquisition of Long Ridge by
completing the change-of-control consent
solicitation for Long Ridge's senior secured
notes due 2032.
–Acquired rights to a strategic powered land site
in Matagorda County, Texas, with up to 2 GW
of total capacity, to be developed as a large-
scale digital infrastructure campus.
–Subsequent to quarter-end, we entered into
two BTC-backed credit facilities with Coinbase
and Two Prime for a total facility of $600.0
million. In addition, we refinanced our existing
$150.0 million facility with Coinbase and
consolidated it into the new Coinbase facility.
The financings selectively activate our bitcoin
reserves as a non-dilutive funding source for
the Long Ridge acquisition while retaining
exposure to BTC's potential long-term
appreciation.
Second Quarter Production Highlights

	Prior Quarter Comparison
Metric	Q2 2026	Q1 2026	% Δ
Number of Blocks Won	700	653	7%
BTC Produced	2,422	2,247	8%
Average BTC Produced per Day	26.6	25.0	7%
Share of Available Miners Rewards (1)	5.9%	5.5%	N/A
Energized Hashrate (EH/s) (2)	70.3	72.2	(3%)
1.Defined as the total amount of block rewards including transaction fees that MARA earned during the period divided by the total amount of block rewards and transaction fees awarded by the Bitcoin network during the period.
2.Defined as the amount of hashrate that could theoretically be generated if all miners that have been energized are currently in operation including miners that may be temporarily offline.
Hashrates are estimates based on the manufacturers’ specifications. All figures are rounded.
        SHAREHOLDER LETTER Q2 2026                                                                                                                11
REVENUE
Revenue was $174.9 million, driven by a $7.2
million increase in bitcoin production, offset by
a 28% decrease in bitcoin's average price year
over year. This contributed approximately
$65.9 million to the overall 27% decrease from
$238.5 million and a $4.9 million decrease in
other revenues due to lower revenue from
other digital asset and elimination of our
hosting services compared to the same period.

Revenues
$238.5M
$252.4M
$202.3M
$174.6M
$174.9M
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

We produced an average of 26.6 BTC per day,
up from 25.9 BTC in Q2 2025, resulting in 2,422
BTC mined compared to 2,358 or 3% more BTC
mined year-over-year. Blocks won also
increased 1% over the same period.

BTC Block Production
694
633
595
653
700
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

BTC USD*
$107,173
$114,068
$87,498
$68,222
$58,524
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

*Price of BTC as of last day of quarter
NET LOSS
We reported net loss of ($611.3 million), or
($1.60) per diluted share, compared to net
income of $808.2 million, or $1.84 per diluted
share, in the second quarter of 2025.
The $1.4 billion increase in net loss was
primarily driven by a ($343.0 million) unrealized
bitcoin mark-to-market loss in Q2 2026,
compared to a $1.2 billion gain in the prior year
period, representing approximately $1.5 billion
year-over-year change, reflecting a 45%
decline in BTC price over the same period.

Net Income (Loss) Correlation to Bitcoin Mark-to-Market
$808.2M
$123.1M
($1.7B)
($1.3B)
($611.3M)
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026
Net Income (Loss)
BTC MTM

This chart illustrates the close relationship between the mark-to-
market impact on the company's bitcoin holdings relative to its reported net income (loss).
        SHAREHOLDER LETTER Q2 2026                                                                                                                12
PURCHASED ENERGY COSTS
We define purchased energy costs as the
amount paid to power providers for power
consumed related to our owned Bitcoin mining
operations. Our purchased energy costs in the
second quarter of 2026 were $48.8 million,
compared to $41.7 million in the prior year
period. The increase was primarily driven by
the expansion of our owned mining sites and a
22% increase in our total hashrate to 70.3 EH/s.

Energized Hashrate (EH/s)
57.4
60.4
66.4
72.2
70.3
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

Our owned sites maintained a cost per kWh of
$0.04. Purchased energy cost per bitcoin for
our owned and operated sites was $38,690,
compared to $33,735 in Q2 2025, primarily
driven by higher power costs and global
network difficulty outpacing our hashrate
growth. Power costs increased relative to the
prior quarter due to adverse weather events,
while kWh consumed remained relatively
consistent with the prior year period.
OPERATING AND MAINTENANCE COSTS
Operating and maintenance costs totaled
$26.9 million compared to $22.4 million in the
prior year period, an increase of $4.5 million.
The increase was primarily due to higher site
and miner repair and maintenance costs to
support a larger operational footprint, partially
offset by lower shipping and warehouse fees.
THIRD-PARTY HOSTING AND OTHER
ENERGY COSTS
Third-party hosting and other energy costs
consist of co-location services for third-party
hosted sites and energy expenses related to
mining non-bitcoin digital assets. Third-party
hosting and other energy costs were $69.2
million, compared to $69.0 million in Q2 2025, a
$0.1 million increase driven by higher power
consumption and utilization from additional
capacity at certain third-party hosted sites.
Our most significant third-party hosting
arrangements are set to expire beginning in Q3
2027, with all third-party hosting arrangements
to conclude by Q1 2028. These expirations are
expected to eliminate third-party hosting costs
over time and improve our cost per kWh.
COST PER PETAHASH
Our cost per petahash per day improved 4% to
$27.7 from $28.7 in Q2 2025, and has improved
27% over the past nine quarters.

Daily Cost per Petahash
$28.7
$31.3
$30.5
$27.6
$27.7
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

        SHAREHOLDER LETTER Q2 2026                                                                                                                13
GENERAL AND ADMINISTRATIVE
General and administrative ("G&A") expenses,
excluding stock-based compensation, was
$69.5 million, compared to $40.1 million in Q2
2025. The increase reflects the scaling of our
operations, higher personnel costs associated
with headcount growth from the prior year
period, and administrative fees in support of
our expanded global footprint. This includes
acquisition and integration costs of $15.4
million and a $10.2 million litigation settlement
representing the amount paid in connection
with the final resolution of a patent dispute.
Compared to Q1 2026, G&A benefitted from
lower headcount costs related to the previously
announced reduction in force. We expect our
quarterly G&A run-rate, excluding stock-based
compensation and acquisition and integration
*including BTC loaned, actively managed or pledged as collateral costs, to continue to trend lower as these
savings are realized over time.
DEPRECIATION AND AMORTIZATION
Depreciation and amortization was $174.7
million, a $12.9 million increase compared to the
prior year period. The 15% increase was
primarily driven by the $28.1 million of
accelerated depreciation of certain mining rigs
and the expansion of our business, partially
offset by lower depreciation as mining rigs
reached the end of their useful lives.
ADJUSTED EBITDA
Adjusted EBITDA was ($360.9 million) in Q2
2026, compared to $1.2 billion in Q2 2025. The
loss was primarily driven by a significant
negative mark-to-market change in the fair
*including BTC loaned, actively managed and pledged as collateral value of digital assets, reflecting the decrease
in bitcoin price over the period.
BALANCE SHEET
At quarter end, we held 35,577 bitcoin,
including 9,270 bitcoin loaned or pledged as
collateral. During Q2 2026, we mined 2,422
BTC. As of June 30, 2026, our BTC holdings
were valued at approximately $2.1 billion based
on a spot price of $58,524 per bitcoin.

BTC Holdings*
49,951 BTC
52,850 BTC
53,822 BTC
35,303 BTC
35,577 BTC
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

Cash and cash equivalents totaled $421.3
million, down from $547.1 million as of
December 31, 2025. Combined, our balance of
cash and BTC (including bitcoin loaned and
pledged as collateral) was approximately $2.5
billion at quarter end.

Unrestricted Cash and Cash Equivalents & Total BTC Holdings*
$5.4B
$6.8B
$5.3B
$2.9B
$2.5B
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

        SHAREHOLDER LETTER Q2 2026                                                                                                                14
DIGITAL ASSET MANAGEMENT
We held a total of 35,577 bitcoin, including
9,270 bitcoin that were loaned or pledged as
collateral. As such, approximately 26% of our
total holdings were activated through our
digital asset management strategy. Under our
lending arrangements, a total of 4,742 bitcoin
were loaned to counterparties, generating
approximately $4.3 million of interest income
during the quarter.

MARA's BTC Holdings
As of June 30, 2026	Quantity
Bitcoin, unrestricted	26,307

Bitcoin - Receivable
Bitcoin - Loaned	4,742
Bitcoin - Pledged as Collateral	4,528
9,270
Total	35,577
Historically, we held the bitcoin we produced
as a long-term investment and in 2025, we
began selling bitcoin to fund operations. As
2026 progresses, we expect to continue to
monetize bitcoin opportunistically to enhance
our financial flexibility, including to provide
liquidity or to fund capital projects and other
initiatives that we believe enhance long-term
shareholder value, subject to market conditions
and our capital allocation priorities.
CAPITAL ALLOCATION
Subsequent to quarter-end, we further
advanced the Long Ridge acquisition by
entering into two bitcoin-backed credit
facilities with Coinbase and Two Prime at a
weighted average cost of debt of 7.56% for
incremental borrowings under these facilities
of $600.0 million. In addition, we refinanced
our existing $150.0 million facility with
Coinbase and consolidated it into the new
Coinbase facility.This borrowing, originally due
in Q1 of 2027, will now mature in two years
along with the incremental $600.0 million.
These financings strategically activate a
portion of MARA’s bitcoin reserves as a non-
dilutive funding source while preserving our
exposure to bitcoin’s potential long-term
appreciation. The facilities will be used towards
funding the cash consideration for the
acquisition and, together with the assumption
of certain of Long Ridge’s existing
indebtedness, provide funding towards
completing the transaction.
We have consistently said that bitcoin is one of
MARA's most strategic assets, and this is
another example of the disciplined capital
allocation approach we've outlined to investors.
Alongside lending and opportunistic
monetization, these facilities represent another
way we can deploy our digital assets to support
growth while remaining disciplined in our
capital allocation.
MARA Chief Financial Officer
        SHAREHOLDER LETTER Q2 2026                                                                                                                15

Earnings Webcast and Conference Call
MARA will hold a webcast and conference call today,
August 6, 2026, at 5:00 p.m. Eastern Time (2:00 p.m.
Pacific Time) to discuss its financial results for the
quarter ended June 30, 2026.
To register to participate in the conference call or to
listen to the live audio webcast, please use this link. The
webcast will also be broadcast live and available for
replay via the investor relations section of our website.
Earnings Webcast and Conference Call Details
Date: Thursday, August 6, 2026
Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific
Time)
Registration link: LINK
If you have any difficulty connecting with the conference
call, please contact MARA's investor relations team at
ir@mara.com
About MARA
MARA deploys digital energy technologies to advance
the world’s energy systems. Harnessing the power of
compute, MARA transforms excess energy into digital
capital, balancing the grid and accelerating the
deployment of critical infrastructure. Building on its
expertise to redefine the future of energy, MARA
develops technologies that reduce the energy demands
of high-performance computing applications, from AI to
the edge.
For more information, visit www.mara.com, or follow us
on:

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Instagram	@MARAHoldingsInc
MARA Company Contacts:
Telephone: 1.800.804.1690
Email: ir@mara.com
MARA Media Contact:
Email: mara-jf@joelefrank.com
        SHAREHOLDER LETTER Q2 2026                                                                                                                16
MARA Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2026	2025	2026	2025
Revenues	$174,881	$238,485	$349,495	$452,369

Costs and operating expenses (income)
Purchased energy costs	48,750	41,730	93,482	85,211
Operating and maintenance costs	26,905	22,362	57,537	42,156
Third-party hosting and other energy costs	69,156	69,029	139,204	137,212
General and administrative	114,701	92,948	201,558	178,813
Depreciation and amortization	174,664	161,741	366,220	319,638
Change in fair value of digital assets	249,559	(846,027)	964,236	(451,865)
Change in fair value of derivative instrument	1,769	(20,311)	42,814	(47,139)
Impairment of goodwill and other assets	—	26,253	—	26,253
Taxes other than on income	1,521	2,437	3,951	5,532
Research and development	7,173	8,546	15,421	17,844
Restructuring costs	1,753	—	47,638	—
Total costs and operating expenses (income)	695,951	(441,292)	1,932,061	313,655
Operating income (loss)	(521,070)	679,777	(1,582,566)	138,714

Other income (loss)
Change in fair value of digital assets - receivable, net	(93,456)	346,547	(397,368)	230,480
Net gain from extinguishment of debt	—	—	70,557	—
Interest income	10,263	9,631	20,795	21,626
Interest expense	(6,264)	(12,835)	(16,984)	(22,776)
Equity in net earnings of unconsolidated affiliate	(2,856)	(902)	(5,027)	(915)
Other	2,646	(5,509)	6,527	(3,035)
Total other income (loss)	(89,667)	336,932	(321,500)	225,380
Income (loss) before income taxes	(610,737)	1,016,709	(1,904,066)	364,094
Income tax benefit (expense)	(580)	(208,504)	30,352	(89,332)
Net income (loss)	$(611,317)	$808,205	$(1,873,714)	$274,762
Less: net loss attributable to noncontrolling interest, including redeemable noncontrolling interest	1,632	30	4,410	274
Net income (loss) attributable to common stockholders	$(609,685)	$808,235	$(1,869,304)	$275,036

Net income (loss) per share of common stock - basic	$(1.60)	$2.29	$(4.91)	$0.79
Weighted average shares of common stock - basic	381,565,856	352,901,683	380,865,345	348,524,166

Net income (loss) per share of common stock - diluted	$(1.60)	$1.84	$(4.91)	$0.64
Weighted average shares of common stock - diluted	381,565,856	440,912,159	380,865,345	436,271,805

        SHAREHOLDER LETTER Q2 2026                                                                                                                17

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Reconciliation to Adjusted EBITDA:
Net income (loss) attributable to common stockholders	$(609,685)	$808,235	$(1,869,304)	$275,036
Net loss attributable to noncontrolling interests	(1,632)	(30)	(4,410)	(274)
Net income (loss)	(611,317)	808,205	(1,873,714)	274,762
Interest expense (income), net	(3,999)	3,204	(3,811)	1,150
Income tax expense (benefit)	580	208,504	(30,352)	89,332
Depreciation and amortization	177,952	164,914	372,691	325,916
EBITDA	(436,784)	1,184,827	(1,535,186)	691,160
Stock-based compensation expense	46,683	54,656	77,189	103,771
Change in fair value of derivative instrument	1,769	(20,311)	42,814	(47,139)
Impairment of goodwill and other assets	—	26,253	—	26,253
Restructuring costs	1,753	—	47,638	—
Acquisition and integration costs	15,445	—	26,463	—
Litigation settlement	10,200	—	10,200	—
Net gain from extinguishment of debt	—	—	(70,557)	—
Net gain on investments	—	—	—	(12,429)
Adjusted EBITDA (1)	$(360,934)	$1,245,425	$(1,401,439)	$761,616
        SHAREHOLDER LETTER Q2 2026                                                                                                                18
(1) Non-GAAP Financial Measures. In order to provide a more
comprehensive understanding of the information used by our
management team in financial and operational decision-making, we supplement our Condensed Consolidated Financial Statements that have been prepared in accordance with generally accepted
accounting principles in the United States ("GAAP") with the non-
GAAP financial measure of Adjusted EBITDA.
The Company defines Adjusted EBITDA as GAAP net income (loss)
plus adjustments to add back the impacts of (1) interest, (2) income taxes, (3) depreciation and amortization and (4) adjustments for non-
cash and/or non-recurring items, which currently include (i) stock-
based compensation expense, (ii) change in fair value of derivative instrument, (iii) impairment of goodwill and other assets, (iv)
restructuring costs, (v) acquisition and integration costs, (vi) litigation settlement, (vii) net gain from extinguishment of debt, and (viii) net gain on investments.
Management uses Adjusted EBITDA, together with the supplemental information provided herein, to understand, manage and evaluate business performance and to inform operating decision-making. The
Company relies primarily on its Condensed Consolidated Financial
Statements to evaluate financial performance and uses non-GAAP financial measures only supplementally.
We believe that Adjusted EBITDA is useful to us and to our investors because it excludes certain financial, capital structure and/or non-cash items that we do not believe directly reflect our core operations or may not be indicative of our recurring operations. These items may vary significantly over time and across companies within our industry independent of core operating performance. We believe that excluding these items allows for more meaningful period-over-period
comparisons and improved comparability relative to other companies.
Adjusted EBITDA is not a recognized financial measure under GAAP.
Investors should consider Adjusted EBITDA in addition to, but not as a substitute for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because our calculation of
Adjusted EBITDA may differ from that of other companies, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
        SHAREHOLDER LETTER Q2 2026                                                                                                                19
Investor Notice
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under the heading "Risk Factors" in our most recent annual report on Form 10-K and any other periodic reports that we may file with the U.S. Securities and Exchange
Commission (the "SEC"). If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See
"Forward-Looking Statements" below.

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical fact, included in this shareholder letter are forward-looking statements.
The words "may," "will," "could," "anticipate," "expect," "intend," "believe," "continue," "target" and similar expressions or variations or negatives of these words are intended to identify forward-looking statements, although not all forward-
looking statements contain these identifying words. Such forward-looking statements include, among other things, statements relating to our strategic joint venture with Starwood, including the structure, timing and expected benefits of the partnership; plans to develop, finance and operate digital infrastructure projects; our ability to fund, scale and allocate capital to joint venture projects; expected demand from enterprise, hyperscale and AI customers; expansion into artificial intelligence, inference and high-performance compute; anticipated benefits of our investment in Exaion; and potential domestic and international expansion opportunities. Such forward-looking statements are based on management's current expectations about future events as of the date hereof and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. We do not undertake to update our forward-looking statements except to the extent required by applicable law. Readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements included herein are expressly qualified in their entirety by these cautionary statements. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to, the factors set forth under the heading "Risk Factors" in our most recent annual report on Form 10-K and any other periodic reports that we may file with the SEC.